American General Life Insurance Company

A STOCK COMPANY

[STATUTORY HOME OFFICE	[ANNUITY SERVICE CENTER
2727-A ALLEN PARKWAY	P.O. BOX 871
HOUSTON, TX 77019-7100]	AMARILLO, TX 79105-0871]

AMERICAN GENERAL LIFE INSURANCE COMPANY (“We”, “Our”, “Us”, the “Company”) agrees to provide benefits to the Owner in accordance with the provisions set forth in this contract (“Contract”) and in consideration of the Application and the Purchase Payment We receive.

This is a Single Purchase Payment Deferred Individual Index-Linked Variable Annuity Contract with Strategy Account Option(s) and a Fixed Account Option.

THE VALUE OF AMOUNTS ALLOCATED TO A SEPARATE ACCOUNT DURING THE ACCUMULATION PHASE IS NOT GUARANTEED AND WILL INCREASE OR DECREASE BASED UPON THE PERFORMANCE OF THE STRATEGY ACCOUNT OPTION(S) YOU CHOOSE. THERE IS A RISK OF LOSS AND SUCH LOSS MAY BE GREATER IF YOU MAKE A WITHDRAWAL, DIE, BEGIN AN INCOME PLAN, OR MAKE A TOTAL WITHDRAWAL (“SURRENDER”) BEFORE THE INDEX TERM END DATE. THE GAINS MAY BE LIMITED AND ARE NOT GUARANTEED. WHILE INTEREST CREDITED TO THE STRATEGY ACCOUNT OPTION(S) IS BASED IN PART UPON THE CHANGE IN AN EXTERNAL INDEX OR INDICES, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK, EQUITY BOND OR INDEX INVESTMENT. THE INTERIM VALUE MAY REFLECT A NEGATIVE RETURN EVEN IF THERE IS AN INCREASE IN THE INDEX OR INDICES, MAY REFLECT A POSITIVE RETURN EVEN IF THERE IS A DECREASE IN THE INDEX OR INDICES, AND MAY BE LOWER THAN THE AMOUNT AVAILABLE ON THE INDEX TERM END DATE.

This Contract includes Endorsement(s) or Rider(s) as part of the entire Contract containing definitions, capitalized terms, and additional terms affecting how this Contract may work. You should carefully read the entire Contract.

RIGHT TO EXAMINE – If You are not satisfied with this Contract, You may return it to Our Annuity Service Center or to the agent through whom the Contract was purchased within [ten (10) days]. [If this Contract replaced any other life insurance or annuity contract(s), You may return it within [thirty (30) days] after You receive it]. The Company will refund the Purchase Payment paid minus any withdrawals when the Contract is received by Us. Upon such refund, the Contract shall be void.

THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.

Signed at the Home Office on the Contract Date.

Christopher B. Smith President	Julie Cotton Hearne Secretary

For Inquiries Call:

[1-800-445-7862]

[www.corebridgefinancial.com/annuities]

SINGLE PURCHASE PAYMENT DEFERRED INDIVIDUAL INDEX-LINKED VARIABLE ANNUITY CONTRACT

[With Waiver of Withdrawal Charge Benefit]

Non-participating

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TABLE OF CONTENTS

Contract Data Page	[Pages 3-5	]

Definitions	[Pages 7-10	]

Purchase Payment Provisions	[Page 10	]

Accumulation Provisions	[Page 10-11	]

Transfer Provisions	[Page 11	]

Withdrawal Provisions	[Page 12-14	]

Income Plan Provisions	[Pages 14-15	]

Death Benefit Provisions	[Pages 15-17	]

General Provisions	[Pages 18-20	]

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DEFINITIONS

These terms are capitalized when used in the Contract with the meaning set forth below. Capitalized terms not defined in this section are described in the provisions discussed herein, the CONTRACT DATA PAGE, or defined in the Endorsement(s) or Rider(s) attached to this Contract.

AGE

The Age of a person, unless otherwise defined in this Contract or an Endorsement or Rider to this Contract, is the attained age as of a person’s last birthday.

ALLOCATION ACCOUNT(S)

The Allocation Account(s) are the Fixed Account Option and/or one or more Strategy Account Option(s).

ANNUITANT

The Annuitant is the natural person named on the CONTRACT DATA PAGE whose life is used to determine the annuity income payments under the Contract. Annuitant means both the Annuitant and Joint Annuitant (collectively, “Joint Annuitants”, if applicable).

ANNUITY SERVICE CENTER

The Annuity Service Center is the address shown on Page 1 of this Contract where all written requests regarding this Contract must be sent.

BENEFICIARY

The Beneficiary is the natural person(s) or non-natural entity that may be selected in a Request From You and will be eligible to receive the death benefit under this Contract upon Your death. You may select Your primary and/or contingent Beneficiary as described in this Contract.

BUSINESS DAY

Business Day is any day that We are open, and the New York Stock Exchange (“NYSE”) is open for trading. Each Business Day ends when the NYSE closes each day, which is typically 4:00 p.m. Eastern Time. If any transaction or event under the Contract is scheduled to occur on a day that is not a Business Day or is received by Us after the NYSE has closed for trading, such transaction or event will be deemed to occur on the next following Business Day unless otherwise specified by Us.

CONTINUATION DATE

The Continuation Date is the Business Day on which We receive, in Good Order: (1) Due Proof of Death of the Owner or Annuitant, as applicable, and as described in the DEATH BENEFIT PROVISIONS below; and (2) the Spousal Beneficiary’s request to continue the Contract on Our death claim election form. If We receive (1) and (2) on different dates, the Continuation Date will be the later date.

CONTINUING SPOUSE

The Continuing Spouse is the original Owner’s spouse, at the time of death, who elects to continue the Contract after the death of the original Owner.

CONTRACT ANNIVERSARY

The Contract Anniversary is the date that occurs on the same day and month as the Contract Date for each Contract Year. The first Contract Anniversary is one (1) year after the Contract Date.

CONTRACT DATE

The Contract Date is the date Your Contract is issued, as shown on the CONTRACT DATA PAGE. It is the date from which Contract Years and Contract Anniversaries are measured.

CONTRACT VALUE

The Contract Value is the sum of all amounts invested in the Strategy Account Option(s) and the Fixed Account Option, if any. On the Contract Date, the Contract Value is equal to the Purchase Payment shown on the CONTRACT DATA PAGE. On any day between the Term Start Date and the Term End Date, the Contract Value is equal to the sum of all Interim Values of the Strategy Account Options in which You are invested plus any amounts allocated to the Fixed Account Option.

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CONTRACT YEAR

The Contract Year is the one (1) year period starting from the Contract Date in one (1) calendar year and ending on the date preceding the Contract Anniversary in the following calendar year, and/or each one (1) year period thereafter.

FIXED ACCOUNT OPTION

The Fixed Account Option is an investment option that becomes part of the Company’s general asset account and is credited with a fixed rate of interest declared by the Company and will never be lower than the Guaranteed Minimum Interest Rate shown on the CONTRACT DATA PAGE. The amount You have in the Fixed Account Option at a given time is a result of the portion of the Purchase Payment or Contract Value You have allocated to it.

GOOD ORDER

Good Order means that You provide to Us fully and accurately completed forms and/or instructions, including any necessary documentation We may require, applicable to any given Request From You received at Our Annuity Service Center.

IIPRC

The Interstate Insurance Product Regulation Commission.

INCOME PLAN

An Income Plan (“Annuitization”) is a series of periodic annuity income payments of predetermined amounts. Such payments are made from the Company’s general asset account.

INDEX

The Index is a benchmark designed to track the performance of a defined portfolio of securities and is used to determine the Index Credit for a particular Strategy Account Option. The Index is shown on the RIDER DATA PAGE of each Strategy Account Option Rider attached to this Contract.

INTEREST CREDITING PERIOD

The Interest Crediting Period is the period of time, as shown on the CONTRACT DATA PAGE, in which We credit interest to the Fixed Account Option at a fixed rate declared by the Company for such period and at least equal to the Guaranteed Minimum Interest Rate shown on the CONTRACT DATA PAGE.

INTERIM VALUE

The Interim Value is the value of a Strategy Account Option on any day between the Term Start Date and the Term End Date. The Interim Value is used for Withdrawal(s), beginning an Income Plan, death benefit payment, or a fee deduction.

IRC

The IRC is the Internal Revenue Code of 1986, as amended, or as it may be further amended or superseded.

JOINT ANNUITANT

If applicable, a Joint Annuitant is any natural person named as Joint Annuitant on the Application and shown on the CONTRACT DATA PAGE, unless subsequently changed by You after the Contract Date. The lives of the Annuitant and Joint Annuitant (collectively, “Joint Annuitants”) are used to determine the annuity income payments under an Income Plan.

JOINT OWNER

If applicable, a Joint Owner is any person named as Joint Owner on the Application and shown on the CONTRACT DATA PAGE, unless subsequently changed by You after the Contract Date. The Joint Owner, if any, possesses an undivided interest in this Contract in conjunction with the Owner. If there are Joint Owners, the authorization of each Joint Owner is required for all Contract changes and the exercise of any other rights of ownership. All references within this Contract to Owner will also apply to the Joint Owner.

LATEST ANNUITY DATE

The Latest Annuity Date is the date shown on the CONTRACT DATA PAGE upon which annuity income payments to the Payee must begin or You must make a total Withdrawal from the Contract. If the Contract is owned by Joint Owners, the Latest Annuity Date is based on the older Owner’s date of birth. If the Owner is a non-natural entity, the Latest Annuity Date is based on the Annuitant’s date of birth. If the Contract is owned by a non-natural entity and has Joint Annuitants, the Latest Annuity Date is based on the older Annuitant’s date of birth.

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NET WITHDRAWAL(S)

The amount of Withdrawals after adjustments for any applicable Withdrawal Charge received by You prior to any tax withholdings.

OWNER

The Owner is the natural person or non-natural entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract. Owner means both the Owner and Joint Owner (collectively, “Joint Owners”), if applicable.

PAYEE

The Payee is the person receiving annuity income payments under an Income Plan.

REQUEST FROM YOU

A Request From You refers to a request and/or notice from You that must be in Good Order.

REQUIRED DOCUMENTATION

Required Documentation must be received in Good Order and is: (a) Due Proof of Death of the Owner or Annuitant, as applicable; (b) an election form specifying the death benefit payment option selected; and (c) any other documentation We may reasonably require.

PURCHASE PAYMENT

The Purchase Payment is the single payment in U.S. currency made by or on behalf of the Owner to the Company to purchase the Contract.

SEPARATE ACCOUNT

The Separate Account is a non-insulated, non-unitized asset account in which certain assets supporting the Strategy Account Option(s) are held.

SPOUSAL BENEFICIARY

The Spousal Beneficiary is the Beneficiary who was married to the original deceased Owner (original deceased Annuitant if the Owner is a non-natural entity) at the time of that Owner’s death. If the Spousal Beneficiary is designated as the primary Beneficiary as of such time, the Spousal Beneficiary may continue the Contract as the Owner on the Continuation Date.

STRATEGY ACCOUNT OPTION(S)

The Strategy Account Option(s) are Index-linked investment options offered under this Contract and described under the Rider(s) attached to this Contract.

STRATEGY ACCOUNT OPTION VALUE

Strategy Account Option Value is the portion of Contract Value allocated to each Strategy Account Option on any day during the Term.

STRATEGY BASE

The Strategy Base is a value used to calculate Interim Value and Index Credits.

TERM

A Term is the period of time used to measure the change in Index Values for each Strategy Account Option. The duration of each Strategy Account Option’s Term is shown on the RIDER DATA PAGE. A Term begins on the Term Start Date and ends on the Term End Date.

TERM END DATE

The Term End Date is the Contract Anniversary on the last day of the Term, unless otherwise defined in this Contract or an Endorsement or Rider.

TERM START DATE

The Term Start Date is the date the Purchase Payment or Contract Value is allocated to a Strategy Account Option for a Term.

WE, OUR, US, THE COMPANY

We, Our, Us, or The Company refers to American General Life Insurance Company.

WITHDRAWAL(S)

Withdrawals are any amount(s) withdrawn by the Owner from the Contract Value.

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YOU, YOUR

You or Your refers to the Owner.

PURCHASE PAYMENT PROVISIONS

The Purchase Payment amount is shown on the CONTRACT DATA PAGE and is allocated on the Contract Date as directed by You and described in the ACCUMULATION PROVISIONS below.

ACCUMULATION PROVISIONS

Your Contract provides for an accumulation phase as described below. During the accumulation phase, Your Purchase Payment is allocated among the available Allocation Account(s).

FIXED ACCOUNT OPTION

The Initial Annual Interest Rate applicable to the portion of Your Purchase Payment, if any, allocated to the Fixed Account Option is shown on the CONTRACT DATA PAGE. We credit interest at the Initial Annual Interest Rate on the portion of Your Purchase Payment allocated to the Fixed Account Option from the Contract Date until the end of the initial Interest Crediting Period.

After the initial Interest Crediting Period, We will declare an interest rate for the Fixed Account Option, and such interest rate will apply to amounts remaining in and/or transferred into the Fixed Account Option for the next Interest Crediting Period.

The Fixed Account Option will be decreased by death claim payments, beginning an Income Plan, and any applicable Withdrawals or transfers, out of the Fixed Account Option.

STRATEGY ACCOUNT OPTION(S)

One or more Strategy Account Option(s) will be made a part of this Contract in the form of one or more Riders. Each Strategy Account Option Rider describes how Index Credit is calculated for that Strategy Account Option. The value of each Strategy Account Option is a result of all amounts You allocate or transfer to such Strategy Account Option, increased by positive Index Credit, if any, added to such Strategy Account Option, and decreased by any negative Index Credit, Withdrawals, fees, charges, and transfers out of the Strategy Account Option. Each Strategy Account Option available as of the Contract Date is shown on the RIDER DATA PAGE of each Strategy Account Option Rider attached to this Contract. We will always make at least one Strategy Account Option available to You under Your Contract.

CALCULATION OF INTERIM VALUE

We calculate the Interim Value of a Strategy Account Option on each day between the Term Start Date and Term End Date, based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy Account Option Value if it were held until the Term End Date. The Interim Value of a Strategy Account Option is calculated as:

Interim Value t = SB t x (1 + OUVt – OUV0 x Time Ratio – TC%)

Where:

SBt = Strategy Base at end of the day prior to calculation date

OUVt = Option Unit Value on day of calculation

OUV0 = Option Unit Value on Term Start Date

Time Ratio = Number of days remaining in Term / Number of days in Term

TC% = Trading Costs (stated as a percentage of Strategy Base)

•

Option Unit Value. The value, expressed as a percentage of Strategy Base, of a hypothetical replicating portfolio of options used to calculate the Interim Value for each Strategy Account Option. The hypothetical replicating portfolio of options is determined by Us for each Strategy Account Option and is used to estimate the fair value of the risk of loss and potential gain on the Term End Date. If we are unable to calculate the Option Unit Value on any day, we will use the last available Option Unit Value available to Us. The Option Unit Value may be positive, negative or zero.

•	Trading Costs. The estimated costs of selling the hypothetical portfolio of options prior to the Term End Date.

The Interim Value is reduced dollar for dollar for any Withdrawal(s) taken or fees deducted from the Strategy Account Option.

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CALCULATION OF STRATEGY ACCOUNT OPTION VALUE

On the Term Start Date, the Strategy Account Option Value is the amount allocated to that Strategy Account Option. On any day other than the Term Start Date and the Term End Date, the Strategy Account Option Value is the Interim Value. On the Term End Date, the Strategy Account Option Value equals the Strategy Base on the day prior adjusted by the Index Credit, less any Withdrawals, transfers or fees deducted that day.

CALCULATION OF STRATEGY BASE

On the Term Start Date, the Strategy Base is equal to the Contract Value allocated to a Strategy Account Option. On any other day during the Term, the Strategy Base is equal to the Strategy Base on the day prior, less a proportional reduction for any Withdrawal(s) or charges and fees deducted from the Strategy Account Option on that day.

TRANSFER PROVISIONS

Subject to applicable restrictions as shown on the CONTRACT DATA PAGE and described in this Contract, effective on the Term End Date applicable to each Strategy Account Option, You may transfer all or part of Your Contract Value to the Allocation Account(s) that We make available to You.

You must transfer at least the Minimum Transfer Amount per transfer. If less than the Minimum Strategy Account Option Value Remaining After a Transfer remains in an Allocation Account(s), such amount may also be transferred by Us. Any transfer(s) into an available Strategy Account Option with a multi-year Term cannot extend beyond the Latest Annuity Date shown on the CONTRACT DATA PAGE and may be subject to the Minimum Transfer Amount and Minimum Strategy Account Option Value Remaining After a Transfer as shown on the CONTRACT DATA PAGE.

Upon Our receipt of a Request From You to make a transfer within the Renewal Window as shown on the CONTRACT DATA PAGE, transfers among the available Allocation Account(s) will be effective on the Term Start Date applicable to the Strategy Account Option. Transfers to the Fixed Account Option will be effective on the first day of the Interest Crediting Period. Transfers will be made only after interest is credited to the Strategy Account Option and/or the Fixed Account Option.

If We do not receive a Request From You to make a transfer during the Renewal Window, we will automatically transfer or renew Your allocations, as applicable, as described below:

•

The portion of Your Contract Value allocated to any Strategy Account Option with a 1-year Term will remain in the same Strategy Account Option, if available, for the next 1-year Term, subject to the conditions described in this Contract.

•

If the same Strategy Account Option with a 1-year Term is no longer available for investment for the next Term, the portion of Your Contract Value allocated to that discontinued Strategy Account Option will automatically be transferred to the 1-year Fixed Account Option, subject to renewal interest rates.

•	The portion of Your Contract Value allocated to the Fixed Account Option will automatically be renewed in the Fixed Account Option, subject to renewal interest rates.

•

The portion of Your Contract Value allocated to any Strategy Account Option with a multi-year Term will automatically be transferred on the Term End Date to the 1-year Fixed Account Option, subject to renewal interest rates.

We reserve the right to terminate Your ability to transfer to any discontinued Strategy Account Option(s). A Notice From Us will be provided to You prior to any such termination of Your ability to transfer. You may elect any new Index and/or Strategy Account Option that We make available to You at that time.

DISCONTINUATION OF, CHANGE IN COMPOSITION OR CALCULATION OF, OR UNAVAILABILITY OF LICENSE FOR AN INDEX, OR INABILITY TO HEDGE RISKS ASSOCIATED WITH A STRATEGY ACCOUNT OPTION(S) RIDER

We may substitute an alternative Index that has been approved by the Interstate Insurance Product Regulation Commission (“IIPRC”) if publication of any Index as described under the Strategy Account Option Rider(s) attached to Your Contract is discontinued, or if the composition or the calculation of such Index is changed, or if We are unable to secure a license to continue using such Index, or if We are unable to hedge risks associated with any Index used in Strategy Account Option(s) under this Contract. We will provide a Notice From Us of such substitution.

DISCONTINUATION OF A STRATEGY ACCOUNT OPTION(S)

We may discontinue an Index and/or Strategy Account Option under this Contract as of the Term End Date for each Strategy Account Option. Such circumstances include, but are not limited to, the discontinuation of an Index, a change in the composition or calculation of an Index, Our inability to license the use of an Index, and Our inability to efficiently hedge risks associated with any of the Strategy Account Option(s) under this Contract.

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WITHDRAWAL PROVISIONS

On or before the date annuity income payments begin and while You are living, a Request From You may be sent to withdraw all (“total Withdrawal”) or part of Your Contract Value under this Contract. The Minimum Partial Withdrawal Amount and the Minimum Contract Value Remaining After a Partial Withdrawal are shown on the CONTRACT DATA PAGE. Any Withdrawal, except for a total Withdrawal, must at least equal the Minimum Partial Withdrawal Amount. Unless We receive a Request From You, Withdrawals, as described below, will be deducted from each Strategy Account Option and the Fixed Account Option in proportion to the amounts allocated to such Allocation Account(s) on the day of the Withdrawal. Withdrawals of all or a portion of Your Contract Value will be based on values as of the end of the Business Day on which the Request From You to take a Withdrawal is received by Us.

We will reduce the Interim Value of the Strategy Account Option by the dollar amount of any Withdrawal(s) or deduction of fees or charges from the Strategy Account Option.

We will reduce the Strategy Base of the Strategy Account Option for any Withdrawal(s), fees or charges on any day other than the Term Start Date and the Term End Date in the same proportion such fee, charge and Withdrawal reduces the Interim Value.

MINIMUM CONTRACT VALUE

If Your Contract Value falls below the Minimum Contract Value Remaining After a Partial Withdrawal, as shown on the CONTRACT DATA PAGE, as a result of taking partial Withdrawals, subject to state and federal laws, rules and regulations, We may terminate Your Contract and send You any remaining Contract Value.

MINIMUM WITHDRAWAL VALUE

The Minimum Withdrawal Value is the minimum value You will receive upon a total Withdrawal of the Contract Value, beginning an Income Plan, or death. The Minimum Withdrawal Value will not be less than the minimum benefits required by law as described in the MINIMUM BENEFITS provision. The Minimum Withdrawal Value is the sum of the Fixed Account Option Minimum Withdrawal Value (“Fixed MWV”) and the sum of the Strategy Account Option(s)’ Minimum Withdrawal Values (“Total Strategy MWV”) as defined below. The Fixed MWV is the portion of the Minimum Withdrawal Value that corresponds with the Fixed Account Option. The Total Strategy MWV is the portion of the Minimum Withdrawal Value that corresponds with the value of the Strategy Account Options. If the Contract Value has been reduced to zero due to performance, withdrawals, or fees or charges, all benefits under the Contract will be terminated.

The Fixed MWV is an accumulation at the Interest Rate for Minimum Withdrawal Value of the Purchase Payment multiplied by the Minimum Withdrawal Value Percentage, less reductions for Net Withdrawals and transfers from the Fixed MWV, plus additions for transfers to the Fixed MWV. The Minimum Withdrawal Value Percentage and the Interest Rate for Minimum Withdrawal Value are shown on the CONTRACT DATA PAGE. The Fixed Minimum Withdrawal Value will never be less than zero.

The Fixed MWV is calculated as follows:

On the Contract Date the Fixed MWV equals the Purchase Payment allocated to the Fixed Account Option multiplied by the Minimum Withdrawal Value Percentage.

On any day thereafter, the Fixed MWV equals:

•	the Fixed MWV on the previous day; plus

•	interest credited at the Interest Rate for Minimum Withdrawal Value; plus

•	if end of Interest Crediting Period, proportional increases (based on the source MWV amount) for transfers to the Fixed Account Option since the previous day; less

•	if end of Interest Crediting Period, proportional decreases for transfers from the Fixed Account Option since the previous day; less

•	deductions for Net Withdrawals attributed to the Fixed Account Option since the previous day.

All transfers from the Fixed Account Option will reduce the Fixed MWV in the same proportion that the Fixed Account Option Value was changed by the transaction. All transfers to the Fixed Account Option will increase the Fixed MWV by the same dollar amount that the source account MWV was reduced. Net Withdrawals attributed to the Fixed Account Option will reduce the Fixed MWV by the same dollar amount that the Fixed Account Option was reduced. Fees taken from the Fixed Account Option do not reduce the Fixed MWV.

The Total Strategy MWV is equal to the sum of all Strategy Account Options’ MWVs. Each Strategy Account Option will have its own

Strategy MWV.

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The Strategy MWV (SMWV) for each Strategy is calculated as follows:

•	On the Term Start Date of each Strategy Term, the SMWV equals the SMWV Base (SMWV_B).

•	On every other day between the Term Start Date and the Term End Date, the SMWV equals the Strategy MWV Interim Value (SMWV_IV).

On the Term End Date, the Strategy MWV prior to any fees, transfers or Withdrawals on that day is calculated as the Strategy MWV Base on the prior day multiplied by (1 + Index Credit Rate).

The Strategy MWV Base is the basis for the calculation of both the Strategy MWV on the Term End Date and the Strategy MWV Interim Value.

•	On the Issue Date, the Strategy MWV Base is equal to the Purchase Payment allocated to the Strategy Account Option multiplied by the Minimum Withdrawal Value Percentage.

•	On each Term Start Date following the Issue Date, after Index crediting, fees or Withdrawals and any transfers on that day, the Strategy MWV Base is set equal to the new Strategy MWV.

•	On any day during a Term on which a Withdrawal or a fee is taken from the Strategy Account Option, the Strategy MWV Base is reduced in the same proportion that the Strategy MWV was reduced.

•	On any other day, the Strategy MWV Base is equal to the Strategy MWV Base as of the prior day.

Strategy MWV Interim Value is the daily Minimum Withdrawal Value backing the Strategy Account Option Value when a partial or total Withdrawal, beginning an Income Plan, or death occurs.

•	On the first day of the Strategy Term, the SMWV_IV is equal to the Strategy MWV Base as described above.

•	On any day between the Term Start Date and Term End Date, the SMWV_IV is calculated as:

SMWV_IVt = SMWV_ Bt X (1 + OUVt – OUV0 X Time Ratio — TC%)

Where OUVt, OUV0, Time Ratio and TC% are same as defined above in CALCULATION OF INTERIM VALUE.

The Fixed MWV and Strategy MWV_IVs are reduced for any Net Withdrawals by the same dollar amount that each reduces the respective Strategy Account Option or Fixed Account Option. Fee deductions will reduce each Strategy MWV_IV by the following amount:

Fee Reduction to SMWV = Fee Amount	X	( SMWV )
Total Strategy MWV

On a day that a transfer occurs, the amount of the comparable transfer from the source Account Option MWV to the destination MWV is the amount that reduces the source Account Option MWV in the same proportion that the source Account Option Value is reduced.

CASH VALUE

Your Contract provides a Cash Value. The Cash Value is equal to the Contract Value minus any applicable Withdrawal Charges, fees and premium taxes, subject to the Minimum Withdrawal Value provision. The Cash Value will never be less than the Minimum Withdrawal Value.

The Cash Value that may be available under this Contract is not less than the Minimum Withdrawal Value as defined above. The Fixed MWV will not be less than minimum benefits required by Section 7B of the NAIC Variable Annuity Model Regulation, Model 250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in state statute for the state in which the policy is delivered or issued for delivery. The Total Strategy MWV will not be less than the minimum benefits required by Section 7 of the NAIC Variable Annuity Model Regulation, Model 250, not including Section 7B. Death benefits shall be at least as large as the Cash Value.

WITHDRAWAL CHARGE

Partial or total Withdrawals may be subject to a charge calculated based on a Withdrawal Charge Percentage as shown in the Withdrawal Charge Schedule on the CONTRACT DATA PAGE. No Withdrawal Charge is deducted on amounts which are considered Penalty-Free Withdrawals as described below or if the Withdrawal Charge period has ended. Withdrawal Charges are applied to the Withdrawal amount that exceeds the permitted annual Penalty-Free Withdrawal amount. The Withdrawal Charge is determined by multiplying the Withdrawal amount subject to the charge by the appropriate percentage shown in the Withdrawal Charge Schedule on the CONTRACT DATA PAGE.

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PENALTY-FREE WITHDRAWALS (“Free Withdrawals”)

Beginning on the Maximum Penalty-Free Withdrawal Eligibility Date and subject to the restrictions shown on the CONTRACT DATA PAGE, You may make a partial Withdrawal of an amount up to the remaining annual Penalty-Free Withdrawal amount available as of the date of the Withdrawal without incurring a Withdrawal Charge.

The Penalty-Free Withdrawal amount is calculated using the Maximum Penalty-Free Withdrawal Percentage shown on the CONTRACT DATA PAGE. Any amount withdrawn during a Contract Year that exceeds the Penalty-Free Withdrawal amount will be subject to a Withdrawal Charge if the Withdrawal is taken within the Withdrawal Charge period. The Penalty-Free Withdrawal amount is reduced by any Withdrawals in any given Contract Year a Penalty-Free Withdrawal amount is taken.

Any amount eligible for Penalty-Free Withdrawal in a Contract Year that is not taken may not be carried over to the next Contract Year nor will it be available to be taken free of the Withdrawal Charge in a later Contract Year.

INCOME PLAN PROVISIONS

Your Contract provides for an income phase where You will receive annuity income payments as described below.

BEGINNING AN INCOME PLAN

You may elect to begin to receive annuity income payments at any time on or after the Earliest Date to Start an Income Plan and before the Latest Annuity Date shown on the CONTRACT DATA PAGE. If You do not elect to begin receiving annuity income payments before the Latest Annuity Date, any annuity income payments will commence on the Latest Annuity Date or You must take a total Withdrawal.

PAYMENTS TO OWNER

Unless You request otherwise, We will make annuity income payments to You as the Payee. If You want the annuity income payments to be made to another Payee, We will make such annuity income payments subject to receipt of a Request From You no later than thirty (30) days before the due date of the first annuity income payment or subsequent annuity income payment. If You designate a Payee other than yourself, the tax reporting will still be directed to You. Please consult your tax advisor for any tax implications before directing payments to another party.

Any such request is subject to the rights of any assignee. No annuity income payments available to or being paid to the Payee while the Annuitant(s) is/are alive can be transferred, commuted, anticipated or encumbered.

AMOUNT OF ANNUITY INCOME PAYMENTS

We will determine the amount of each annuity income payment on the date an Income Plan begins by applying the Contract Value as of the end of the Business Day during which a Request From You is received by Us, less any applicable premium taxes, to the factor that applies to the annuity income payment option that You select. In no event can the amount applied be less than the Minimum Withdrawal Value, and in no event can the annuity income payment option under the Income Plan be changed once it begins. See ANNUITY INCOME PAYMENT OPTIONS below and the Actuarial Basis of Computation on the CONTRACT DATA PAGE.

BETTERMENT OF RATES

Income Plan benefits at the time of commencement will not be less than the monthly payment produced by the application of the Cash Value, of this Contract to purchase any single consideration immediate annuity contract offered by the Company at the same time to the same class of Annuitants.

ANNUITY INCOME PAYMENT OPTIONS

During the Annuitant’s life (but prior to the death of the Owner), upon receipt of a Request From You, the greater of the Contract Value or the Minimum Withdrawal Value may be applied to provide one of the following income payment options or any income payment option that is mutually agreeable between You and Us. On or after the Earliest Date to Start an Income Plan and on or before the Latest Annuity Date, as shown on the CONTRACT DATA PAGE, You can choose one of the income payment options described below.

If no option has been selected by the Latest Annuity Date, We will default the income payment option as described below:

•	if there is one Annuitant on Your Contract, You will automatically receive Option 4 below, with 120 monthly payments guaranteed; or

•	if there are Joint Annuitants on Your Contract, You will automatically receive Option 3 below, with 120 monthly payments guaranteed.

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OPTION 1 - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further income payments are payable after the death of the Annuitant.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further income payments are payable after the deaths of both the Annuitant and the designated second person.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY - WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. If, at the death of the survivor, income payments have been made for less than 120 or 240 monthly periods, as selected at the time an Income Plan commences, the remaining guaranteed income payments may, in accordance with applicable tax law, be continued to the Payee, or, if the Payee dies, the Beneficiary. If, at the death of the survivor, income payments have been made for at least 120 or 240 monthly periods, as selected, no further income payments will be made.

OPTION 4 – LIFE ANNUITY WITH – 120 OR 240 MONTHLY PAYMENTS GUARANTEED

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, income payments have been made for less than the 120 or 240 monthly periods, as selected at the time an Income Plan commences, the remaining guaranteed income payments may, in accordance with applicable tax law, be continued to the Payee or, if the Payee dies, the Beneficiary. If, at death of the Annuitant, income payments have been made for at least 120 or 240 monthly periods, as selected, no further payments will be made.

OPTION 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

The period of time available for payments payable to the Payee for any specified period of time shown on the CONTRACT DATA PAGE. The selection must be made for full twelve (12) month periods. In the event of death of the Annuitant during the specified period of time, any remaining income payments will be continued to the Payee, or if the Payee dies, the Beneficiary. The guaranteed minimum income payment values for monthly payments applicable to Fixed Payments for a Specified Period Certain are referenced in the Income Payment Option 5 Table on the CONTRACT DATA PAGE.

DEATH BENEFIT PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all death benefit payments under this Contract will be made in a manner that satisfies the requirements of IRC Section 72(s), as amended from time to time. If the Contract is owned by a trust or other non-natural entity, the death of any Annuitant will be treated as the death of the “Primary Annuitant” (within the meaning of IRC section 72(s)) and as the death of any Owner for purposes of a death benefit payable under this Contract.

DUE PROOF OF DEATH

Due Proof of Death means:

1.	a certified copy of a death certificate; or

2.	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

3.

a written statement by a medical doctor who is licensed to practice medicine in the United States by a state or federal licensing authority, is acting within the scope of his or her license, and who attended the deceased Owner at the time of death; or

4.	any other proof satisfactory to Us.

DEATH OF OWNER BEFORE THE DATE AN INCOME PLAN BEGINS

Upon the death of any Owner and before the date an Income Plan begins, We will pay a death benefit to the Beneficiary or the Spousal Beneficiary may continue the Contract, as described below, upon Our receipt of all Required Documentation. The Beneficiary must select one of the following options:

1.

Immediately, or in all cases, within five (5) years of the date of death of the Owner, collect the death benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death. If the Beneficiary defers receipt of the death benefit for up to five (5) years after the death of the Owner, interest shall accrue at an annual interest rate that is at least the Guaranteed Minimum Interest Rate shown on the CONTRACT DATA PAGE beginning on the date that Required Documentation is received by Us until the end of the deferral; or

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2.

Collect the death benefit in the form of one of the available annuity income payment options as shown on Our administrative death claim form if the Beneficiary is a natural person. If an annuity income payment option is desired, an option must be elected within sixty (60) days of Our receipt of all Required Documentation. The annuity income payments must be over the life of the Beneficiary, in accordance with applicable tax law, or over a period not extending beyond the life expectancy of the Beneficiary. Consistent with applicable tax rules, payments under this option generally must begin within one (1) year after the Owner’s death, otherwise, the death benefit will be paid in accordance with option 1 above; or

3.

Only the Continuing Spouse may continue this Contract for the amount of the Contract Value as of the Continuation Date. If this option is elected, the Continuing Spouse is treated as the Owner for purposes of this DEATH BENEFIT PROVISIONS section and no death benefit is payable to the Continuing Spouse on the Continuation Date. The Spousal Beneficiary’s option to continue the Contract only applies once and cannot apply a second time if the Spousal Beneficiary continues Your Contract, remarries, and then dies; or

4.

A payment option that is mutually agreeable between You and Us that is in accordance with IRC section 72(s) and any other applicable laws and regulations governing payments on death as described in this provision.

If the Beneficiary or Spousal Beneficiary, as described herein, does not select an option listed above upon the Owner’s death, the entire interest in the Contract will be distributed under option 1.

DEATH OF ANNUITANT BEFORE AN INCOME PLAN BEGINS

If the Owner is a natural person and the Owner and Annuitant are different persons and the Annuitant dies before the date an Income Plan begins, the Owner becomes the Annuitant until the Owner elects a new Annuitant. If there are Joint Annuitants, upon the death of any Annuitant prior to the date an Income Plan begins, the Owner may elect a new Joint Annuitant, subject to Our approval. However, if the Owner is not a natural person, We will treat the death of any Annuitant as the death of the “Primary Annuitant” as defined in the IRC, and as the death of the Owner.

DEATH OF OWNER ON OR AFTER THE DATE AN INCOME PLAN BEGINS

Upon the death of any Owner on or after the date that income payments begin under an Income Plan, We will continue to make payments under the existing Income Plan to the Payee, and in all cases such payments will be made at least as rapidly as the payments were being made before the death. If You are also the Payee, Your Beneficiary will become the new Payee. If You are also the Annuitant, see DEATH OF ANNUITANT ON OR AFTER THE DATE AN INCOME PLAN BEGINS below for further information.

DEATH OF ANNUITANT ON OR AFTER THE DATE AN INCOME PLAN BEGINS

If any Annuitant (who is not the Owner) dies on or after the date that income payments begin under an Income Plan begins, We will continue to make payments under the existing Income Plan for the remaining specified period of time upon Our receipt of all applicable Required Documentation. Such income payments will be paid at least as rapidly as they were being paid before the applicable death. For further information pertaining to death of the Annuitant on or after an Income Plan begins, see ANNUITY INCOME PAYMENT OPTIONS above.

AMOUNT OF DEATH BENEFIT

When We receive all Required Documentation from the Beneficiary, We will determine the death benefit payable. If there are multiple Beneficiaries, the Amount of Death Benefit will be calculated as of the end of the Business Day that Required Documentation is received by Us from the first (1st) Beneficiary. That Amount of Death Benefit will be the greater of:

1.	The Contract Value; or

2.	The Minimum Withdrawal Value as described under WITHDRAWAL PROVISIONS.

Interest shall accrue and be included in the Amount of Death Benefit from the date that Required Documentation is received by Us. Interest shall accrue at an annual rate that is at least the Guaranteed Minimum Interest Rate shown on the CONTRACT DATA PAGE plus additional interest at a rate of 10% annually beginning with the date that is thirty-one (31) calendar days from the latest of Items (i), (ii) and (iii) to the date the claim is paid, where (i), (ii) and (iii) is:

(i) The date that Due Proof of Death is received by Us;

(ii) The date We receive sufficient information to determine its liability, the extent of the liability, and the appropriate Payee legally entitled to the proceeds; and

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(iii) The date that legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved and sufficient evidence of the same is provided to Us. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) the submission of information required to satisfy a state and federal reporting requirements.

SPOUSAL BENEFICIARY CONTINUATION

If the Spousal Beneficiary continues the Contract on the Continuation Date, no death benefit is payable, but the Contract Value will be the amount that is continued upon Our receipt of all Required Documentation.

BENEFICIARY

The Beneficiary is selected by the Owner. The Owner may also select a contingent Beneficiary who will receive the benefits accorded to the primary Beneficiary if the primary Beneficiary is not living when the Owner dies. A Request From You is required to change the Beneficiary or contingent Beneficiary. If an Income Plan has already begun, a Beneficiary may only be changed if annuity income payment option 3, 4 or 5 was elected and there are remaining annuity income payments, as described under INCOME PAYMENT OPTIONS above. A change in Beneficiary will take effect on the date the Owner signs the notice to change the Beneficiary, unless otherwise specified by the Owner, is subject to any actions taken or payments made by Us prior to the date We received the change of Beneficiary notice and applies whether or not the Owner is living when We receive the notice. The notice must have been postmarked (or show other evidence of delivery that is acceptable to Us) on or before the Owner’s date of death. The Owner’s most recent Beneficiary change will replace any prior Beneficiary designations. The Beneficiary must elect to receive their respective portions of the death benefit according to the options listed under DEATH OF OWNER BEFORE THE DATE AN INCOME PLAN BEGINS. We are not liable for any payment(s) made by Us before the receipt of such change of Beneficiary notice.

Unless otherwise provided in the Beneficiary designation, the following will apply:

•

If two (2) or more persons are named as Beneficiaries under the Contract, the Beneficiaries surviving the Owner (or Continuing Spouse, if applicable) will share the Amount of Death Benefit (as defined above) equally. If there is no surviving primary Beneficiary at the time of the Owner’s death (or Continuing Spouse’s death, if applicable) and there is a surviving contingent Beneficiary, the contingent Beneficiary will be deemed the Beneficiary;

•

If there is no surviving primary or contingent Beneficiary at the time of the Owner’s death (or Continuing Spouse’s death, if applicable), We will pay the death benefit to the estate of the Owner (or the estate of the Continuing Spouse if applicable) in accordance with option 1 under DEATH OF OWNER BEFORE THE DATE AN INCOME PLAN BEGINS.

•

If the Owner (or Continuing Spouse, if applicable) predeceases the primary Beneficiary and the primary Beneficiary does not provide Required Documentation prior to such Beneficiary’s death, the estate of the primary Beneficiary will be deemed the Beneficiary.

BENEFICIARY OF JOINT OWNERS

If applicable, Joint Owners, or Joint Annuitants when the Owner is a non-natural entity, shall be each other’s sole primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary. Upon the death of a Joint Owner or Joint Annuitant when the Owner is a non-natural entity, and if the Spousal Beneficiary selected the option to continue the Contract as the Continuing Spouse, the Spousal Beneficiary may name a new Beneficiary as described in BENEFICIARY. After the Continuation Date, any new Beneficiary designated by the Continuing Spouse may not be treated as a Spousal Beneficiary.

MULTIPLE BENEFICIARIES

If more than one (1) person is named as Beneficiary under the Contract, and receipt of the death benefit is deferred rather than taken as a lump sum, then interest on the Amount of Death Benefit shall accrue at an annual rate that is at least the Guaranteed Minimum Interest Rate shown on the CONTRACT DATA PAGE, beginning on the date that Required Documentation is received by Us from the first (1st) Beneficiary. Interest at that rate shall continue to accrue and be applied to the Amount of Death Benefit as such amount gets reduced to reflect payment of the portion of the Amount of Death Benefit owed to each of the multiple Beneficiaries. Such interest will cease accruing upon Our paying the remaining portion of the Amount of Death Benefit owed to the last remaining Beneficiary.

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GENERAL PROVISIONS

CHANGE OF ANNUITANT

If the Owner is a natural person, the Owner may change the Annuitant(s) at any time prior to the date an Income Plan begins, subject to Our approval. To request such a change, a Request From You on Our form is required at least thirty (30) days before the date an Income Plan begins. If the Owner is a trust or other non-natural entity, the Owner may not change the Annuitant. Any change of the Annuitant may have income tax consequences.

CHANGE OF OWNER OR ASSIGNMENT

Unless restricted by federal tax law or except in situations where restrictions are required for purposes of satisfying applicable laws or regulations, You may change the Owner of the Contract or assign this Contract. On or after the date when income payments begin, any assignment will not change the Annuitant. We will not be bound by a change of Owner or an assignment unless and until the notice for assignment is signed by You and we receive a Request From You. Your rights and those of any other person referred to in this Contract will be subject to the change of Owner or assignment. Certain changes of Owner and assignments may be taxable. We do not assume any responsibility for the validity or tax consequences of any change of Owner or assignment. The change of Owner or assignment, unless otherwise specified by You, will take effect on the date that You signed the notice of change of Owner or assignment, subject to any payments made or actions taken by Us prior to Our receiving such notice. Please consult a tax advisor regarding any changes of ownership or assignments for the tax impact to your factual situation.

CHANGES IN LAW

The Company reserves the right to amend this Contract by notice to You, or to otherwise modify its administration of the Contract, in order for the Company to comply with or conform to federal tax or other applicable laws, rules, regulations and administrative rulings and positions, including, but not limited to, changes in the IRC, Income Tax Regulations, and administrative rulings thereunder, if any, in connection with the administration of the Contract.

CLAIMS OF CREDITORS

To the extent permitted by law, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

CONFORMITY WITH IIPRC STANDARDS

This Contract was approved under the authority of the IIPRC and issued under the IIPRC standards. Any provision of the Contract that on the provision’s effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the effective date of IIPRC Contract approval.

DEFERMENT OF PAYMENTS

As permitted under applicable law, We may defer making Withdrawal(s) for up to six (6) months after receiving a Request From You for a partial or total Withdrawal, subject to written approval of the chief insurance regulator of the state of domicile of the Company.

ENTIRE CONTRACT

The Entire Contract between You and Us consists of this Contract, the Application for this Contract, and any attached Endorsement(s) or Rider(s). A Request From You is required and must be approved by Us before any change is made. Only Our President, Secretary, or one of Our Vice Presidents can give Our approval. All statements made by or under the authority of the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

INCONTESTABILITY

This Contract will be incontestable after it has been in force for a period of two (2) years from the Contract Date during the lifetime of any Owner who is required to provide Us with information concerning such Owner’s identity. Accurate statements as to any Owner’s identity are required as a condition of issuing this Contract. The Incontestability of this Contract applies to any statements any Owner makes, except as otherwise stated in the Misstatement of Age or Sex Provision.

INSURABLE INTEREST

Evidence must exist that the Owner(s), Annuitant(s) or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the death benefit. Generally, We consider an interest insurable if a familial relationship and/or economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health or bodily safety of the insured life preserved.

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MINIMUM BENEFITS

The death benefit, Cash Value, and the amount applied to determine income payments under an Income Plan will be at least the minimum benefits required by the IIPRC. The death benefit, Cash Value and the amount applied to determine income payments under an Income Plan will be at least as large as the sum of the Fixed MWV and the Total Strategy MWV. The Fixed MWV will not be less than minimum benefits required by Section 7B of the NAIC Variable Annuity Model Regulation, Model 250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in state statute for the state in which the policy is delivered or issued for delivery. The Total Strategy MWV will not be less than the minimum benefits required by Section 7 of the NAIC Variable Annuity Model Regulation, Model 250, not including Section 7B.

MISSTATEMENT OF AGE OR SEX

If the Age or sex of the Annuitant has been misstated, We will adjust future income payment(s). If the Contract is issued on a gender-neutral basis, any adjustment to income payment(s) will be based only on Age. We will credit the amount of any underpayment increased by the Misstatement of Age or Sex Interest Rate shown on the CONTRACT DATA PAGE and subtract the amount of any overpayment from the next succeeding income payment(s), if any remain.

NONPARTICIPATING

This Contract does not share in Our surplus.

NOTICE FROM US

Notice From Us includes any notice We send to You in writing, which will be sent to Your contact information we have on file unless You request otherwise.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement of the account activity of the Contract. Upon Your request, We will provide You with additional status statements at no additional charge. The statement shall contain (1) the beginning and the end date of the report, (2) the Contract Value, and the Interim Values, if any, at the beginning and end of the period, (3) the Cash Value at the end of the report period, (4) a reconciliation of all financial transactions that occurred during the statement period, and (5) the amount of the death benefit at the end of the report period.

PREMIUM TAXES OR OTHER TAXES

We may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

PROOF OF AGE, SEX, OR SURVIVAL

We may require satisfactory proof of the following at any time, but not more than once annually:

•	Your correct Age and/or the Annuitant’s correct Age;

•	The sex of the Annuitant.

If any payment under this Contract depends on the Annuitant being alive, We may reasonably require satisfactory proof of survival.

STATUS AS AN ANNUITY CONTRACT

On the Contract Date, this Contract is intended to qualify as an “annuity contract” for federal income tax purposes, and the provisions herein shall be interpreted and administered in accordance with applicable IRC sections, including but not limited to IRC section 72(s). In no event shall any payment be deferred beyond the time limits permitted by IRC section 72(s).

TAX INFORMATION

The tax information contained in this Contract is intended to be general and such information is not intended to offer legal or tax advice. The Owner should consult with his or her professional tax advisor concerning matters relating to:

1. Required Minimum Distributions;

2. Taxation of Income Payments;

3. Income tax penalties applied to premature distributions;

4. Federal estate laws;

5. Gift tax laws; and

6. State inheritance tax laws.

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The Company will be under no obligation for any tax or tax penalties imposed by the IRC or by any other applicable federal or state law, rule or regulation.

WAIVER

Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

American General Life Insurance Company

A STOCK COMPANY

SINGLE PURCHASE PAYMENT DEFERRED INDIVIDUAL INDEX-LINKED VARIABLE ANNUITY CONTRACT

[With Waiver of Withdrawal Charge Benefit]

Non-participating

[© Corebridge Financial, Inc. All rights reserved.]

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